Exhibit 99.1
News Release
LCA-Vision Reports 16% Revenue Growth for the Second Quarter of 2007
Full-Year 2007 Financial Guidance Revised
Cincinnati, July 31, 2007 — LCA-Vision Inc. (Nasdaq: LCAV), a leading provider of laser vision correction services under the LasikPlus brand, today announced financial and operational results for the three months and six months ended June 30, 2007.
Second Quarter 2007 Financial and Operational Results
▪	Revenues increased 16% to $69.7 million from $60.3 million in the second quarter of 2006.

▪	Procedure volume increased 3% to 48,668 from 47,308 in the second quarter of 2006.

▪	Net income and earnings per diluted share were $7.4 million and $0.36, compared with $8.0 million and $0.37 in the second quarter of 2006.

▪	Cash provided by operations grew 14% to $33.7 million for the six months ended June 30, 2007 from $29.6 million for the six months ended June 30, 2006.

▪	Opened five new LasikPlus vision centers in Little Rock, Arkansas; Colorado Springs, Colorado; San Diego, California; Oklahoma City, Oklahoma; and Scarsdale, New York. In the first six months of 2007, the company opened nine vision centers, compared with three opened in the first six months of 2006.
“In the second quarter of 2007, we reported 16% revenue growth with a modest increase in procedure volume,” said Steven C. Straus, LCA-Vision’s Chief Executive Officer. “We are not satisfied with our financial and operational results, primarily due to the decline in same-store procedure volume and rising patient acquisition costs. We expect several factors to re-accelerate earnings and revenue growth in the second half of this year. Among these, we are implementing a number of major marketing initiatives that we believe will provide improved performance in the second half of this year and into 2008, with the largest impact expected in the first quarter of 2008.”
“In some of our more established markets, we are remodeling or relocating our LasikPlus vision centers with an aim toward improving same-store performance. So far this year, we have remodeled nine vision centers and have plans to remodel five more, and will relocate two vision centers by the end of this year,” added Mr. Straus. “We also expect to add new managed care provider agreements in the second half of this year. These new provider agreements should drive incremental procedure volume in existing markets and help launch our targeted new markets.”
Mr. Straus continued, “Opening new vision centers is a component of our future growth and profitability. During the first six months of 2007, we opened nine LasikPlus vision centers compared with three openings in the first six months of 2006. Earlier this month, we announced the opening of a LasikPlus vision center in Fresno, California. Year-to-date, we have opened 10 new vision centers, which represents a 17% increase in our vision

Corporate Websites: http://www.lca-vision.com • http://www.lasikplus.com
Corporate Headquarters: 7840 Montgomery Road • Cincinnati OH 45236

center base since December 31, 2006. We are on track to meet our goal of opening a total of 12 to 15 vision centers this year, and remain focused on strategically expanding the LasikPlus footprint throughout the United States, while continuing to deliver high-quality results to our patients at an affordable price.”
Revenues and Operating Income
Revenues grew 16% to $69.7 million in 2007’s second quarter from $60.3 million in 2006’s second quarter. Total procedure volume increased 3% in 2007’s second quarter to 48,668 from 47,308 procedures performed in 2006’s second quarter. In the second quarter of 2007, same-store procedure volume at vision centers located in the United States decreased by approximately 8% from the second quarter of 2006. Operating income was $10.0 million in 2007’s second quarter compared with $12.4 million in 2006’s second quarter. Operating income for the second quarter of 2007 was lower than the second quarter of 2006 primarily as a result of 16 more vision centers in operation as of June 30, 2007, compared with June 30, 2006, and higher marketing expenditures to support new and existing markets.
Net Income and Earnings Per Share
Second quarter 2007 net income and earnings per diluted share were $7.4 million and $0.36, compared with $8.0 million and $0.37 in the second quarter of 2006.
Effect of the Change in Our Accounting for Deferred Revenues on Financial Results
In the second quarter of 2007, LCA-Vision deferred $7.9 million of revenue from the sale of separately priced extended warranties. The amortization of deferred revenue from prior periods was $7.0 million in the most recent quarter. In the second quarter of 2006, the amount of deferred revenue was $9.9 million and the amortization of deferred revenue from prior periods was $4.7 million. An analysis of the effect of changes in deferred revenues and deferred professional fees on revenues and operating income is included in the attached table “Effect of the Change in Our Accounting for Deferred Revenues on Financial Results.” Management utilizes this information as a means of measuring performance that adjusts for the non-cash impact of the accounting for separately priced extended warranties and believes that including this additional disclosure is meaningful to investors for the same reason.
On June 15, 2007 LCA-Vision eliminated the use of separately priced extended warranties. As a result of the new pricing strategy, the company will no longer defer revenues for its warranties, but will continue to amortize prior revenues and professional fees that were deferred as of June 30, 2007. The company expects the amortization of deferred revenues in the second half of 2007 to be $14.5 million and the net effect to reported earnings per diluted share to be about $0.21 for the full-year of 2007.
Cash Position
Cash provided by operations grew 14% to $33.7 million for the six months ended June 30, 2007 from $29.6 million for the six months ended June 30, 2006. Cash equivalents and short-term investments increased 20% to $117.3 million as of June 30, 2007 from $98.1 million as of December 31, 2006.

Share Repurchase
In November 2006, LCA-Vision announced that the board of directors authorized a new share repurchase plan under which the company was authorized to purchase up to $50 million of its common stock. The company did not repurchase shares of its common stock under the plan during the second quarter of 2007. Since the plan was authorized, the company has repurchased 442,400 shares of its common stock at an average price of $35.06 for a total cost of $15.5 million.
Year-to-Date Results
For the six months ended June 30, 2007, revenues increased 17% to $148.3 million from $127.0 million for the six months ended June 30, 2006. Procedure volume increased 7% to 107,769 procedures from 100,680 procedures. Operating income was $25.6 million compared with $27.1 million. For the six months ended June 30, 2007, net income and earnings per diluted share were $18.3 million and $0.90, compared with $17.5 million and $0.81 for the six months ended June 30, 2006.
Outlook
LCA-Vision is revising its earnings and revenue guidance for the full-year of 2007. The company now expects earnings per diluted share to be in the range of $1.90 to $2.00, and revenues between $308.0 million to $315.0 million, which includes the impact of deferred revenues. For the third quarter of 2007, marketing spend is expected to be approximately $17.5 million.
Conference Call and Webcast
As previously announced, a conference call and webcast will be held today, Tuesday, July 31, 2007 at 10:00 a.m. (ET). To access the conference call, dial 866-322-1352 (within the United States and Canada), or 706-758-1564 (international callers). The webcast and presentation will be available at the investor relations section of LCA-Vision’s website. A replay of the call and webcast will begin approximately two hours after the live call has ended. To access the replay, dial 800-642-1687 (within the United States and Canada), or 706-645-9291 (international callers) and enter the conference ID number: 573 39 98.
Forward-Looking Statements
This news release contains forward-looking statements based on current expectations, forecasts and assumptions of LCA-Vision that are subject to risks and uncertainties. Forward-looking statements in this release, including statements regarding our projection for revenue and earnings growth for 2007, among others, are based on information available to us as of the date hereof. Actual results could differ materially from those stated or implied in such forward-looking statements due to risks and uncertainties associated with our business, including, without limitation, those concerning economic, political and sociological conditions; market acceptance of our services; the successful execution of marketing strategies to cost effectively drive patients to our vision centers, which recent results would indicate are no longer as effective as they have been in prior periods; competition in the laser vision correction industry; an inability to attract new patients; the possibility of long-term side effects and adverse publicity regarding laser vision correction; regulatory action against us or others in the laser vision correction industry; and the relatively high fixed cost structure of our business. For a further discussion of the factors that may cause actual results to differ materially from current expectations, please review our filings with the Securities and Exchange Commission, including but not limited to our Forms 10-K/A and 10-Q. Except to the extent required under the federal securities laws and the rules and regulations promulgated by the Securities and Exchange Commission, we assume no obligation to update the information included in this news release, whether as a result of new information, future events or circumstances, or otherwise.
About LCA-Vision Inc./LasikPlus
LCA-Vision Inc. is a leading provider of laser vision correction services under the LasikPlus brand. As of July 31, 2007, the company operated 69 LasikPlus fixed-site laser vision correction centers in 31 states and 54 markets in the United States and a joint venture in Canada. Additional company information is available at www.lca-vision.com and www.lasikplus.com. It’s Not Just LASIK. It’s LasikPlus!
For Additional Information
Patricia Forsythe
V.P. Investor Relations
513-792-5629
pforsythe@lca.com

LCA-Vision Inc.
Condensed Consolidated Statements of Income
(in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
		(Restated)		(Restated)
Revenues — Laser refractive surgery	$69,685	$60,297	$148,348	$127,047

Operating costs and expenses
Medical professional and license fees	11,419	10,798	25,393	23,711
Direct costs of services	24,629	18,259	49,095	39,174
General and administrative expenses	5,390	5,312	10,588	10,241
Marketing and advertising	15,714	11,421	32,892	22,768
Depreciation	2,494	2,107	4,798	4,042

Operating income	10,039	12,400	25,582	27,111

Equity in earnings from unconsolidated businesses	199	185	354	323
Investment income	1,938	1,478	3,632	2,981
Interest expense	(122)	(64)	(205)	(125)
Other expense, net	(21)	(7)	(31)	(15)

Income before taxes on income	12,033	13,992	29,332	30,275

Income tax expense	4,619	5,959	10,992	12,814

Net income	$7,414	$8,033	$18,340	$17,461

Income per common share
Basic	$0.37	$0.39	$0.92	$0.84
Diluted	$0.36	$0.37	$0.90	$0.81

Dividends declared per share	$0.18	$0.12	$0.36	$0.24

Weighted average shares outstanding
Basic	20,069	20,836	19,987	20,791
Diluted	20,354	21,474	20,334	21,469

LCA-Vision Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(dollars in thousands)

	June 30, 2007	December 31, 2006
		(Restated)
Assets
Current assets
Cash and cash equivalents	$34,907	$27,251
Short-term investments	82,359	70,801
Accounts receivable, net of allowance for doubtful accounts of $2,911 and $2,310 at June 30, 2007 and December 31, 2006	17,948	15,470
Prepaid professional fees	2,508	2,223
Deferred tax assets	10,534	11,155
Prepaid expenses and other	7,789	8,081

Total current assets	156,045	134,981

Property and equipment	86,970	77,323
Accumulated depreciation and amortization	(51,386)	(46,399)

Property and equipment, net	35,584	30,924

Accounts receivable, net of allowance for doubtful accounts of $1,208 and $532	4,230	2,174
Deferred tax assets	12,629	12,141
Other assets	11,014	9,250

Total assets	$219,502	$189,470

Liabilities and Stockholders’ Investment
Current liabilities
Accounts payable	$6,349	$5,264
Accrued liabilities and other	12,061	9,111
Deferred revenue	25,088	22,234
Capital lease obligations maturing in one year	3,549	3,360

Total current liabilities	47,047	39,969

Capital lease obligations	2,037	2,431
Insurance reserve	7,459	6,163
Deferred revenue	31,283	27,608
Other	5,132	4,183

Stockholders’ Investment
Common stock ($0.001 par value; 25,079,217 and 24,814,542 shares issued and 20,075,269 and 19,821,348 shares outstanding as of June 30, 2007 and December 31, 2006, respectively)	25	25
Contributed capital	169,274	162,245
Common stock in treasury, at cost (5,003,948 and 4,993,194 shares outstanding at June 30, 2007 and December 31, 2006)	(69,939)	(69,487)
Retained earnings	27,190	16,320
Accumulated other comprehensive (loss) income	(6)	13

Total stockholders’ investment	126,544	109,116

Total liabilities and stockholders’ investment	$219,502	$189,470

LCA-Vision Inc.
Condensed Consolidated Statements of Cash Flow
(dollars in thousands)

	Six Months Ended June 30,
	2007	2006
		(Restated)
Cash flow from operating activities:
Net income	$18,340	$17,461
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,798	4,042
Provision for loss on doubtful accounts	3,156	1,212
Deferred income taxes	115	(4,134)
Stock-based compensation	2,780	2,852
Deferred compensation	936	661
Insurance reserve	1,296	1,562
Equity in earnings of unconsolidated affiliates	(354)	(323)
Changes in operating assets and liabilities	2,609	6,278

Net cash provided by operations	$33,676	$29,611

Cash flow from investing activities:
Purchase of property and equipment	(7,427)	(3,856)
Purchases of investment securities	(160,515)	—
Proceeds from sale of investment securities	148,741	—
Deferred compensation plan	(984)	(661)
Other, net	(74)	3

Net cash used in investing activities	$(20,259)	$(4,514)

Cash flow from financing activities:
Principal payments of capital lease obligations	(2,249)	(1,226)
Shares repurchased for treasury stock	(452)	(6,248)
Tax benefits related to stock-based compensation	1,055	3,247
Exercise of stock options	3,112	4,203
Dividends paid to minority equity investees	—	(19)
Dividends paid to stockholders	(7,227)	(5,034)

Net cash used in financing activities	(5,761)	(5,077)

Increase in cash and cash equivalents	7,656	20,020

Cash and cash equivalents at beginning of period	27,251	110,531

Cash and cash equivalents at end of period	$34,907	$130,551

LCA-Vision Inc.
Effect of the Change in Our Accounting for Deferred Revenues on Financial Results
(dollars in thousands)
To supplement its condensed consolidated financial statements presented in accordance with accounting principles generally accepted in the United States, LCA-Vision discusses adjusted revenues and operating income. Management utilizes this information as a means of measuring performance that adjusts for the non-cash impact of the accounting for separately priced extended warranties and believes that including this additional disclosure is meaningful to investors for the same reason.
Accordingly, this news release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of the differences between the non-GAAP measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenue

Reported	$69,685	$60,297	$148,348	$127,047
Adjustments
Warranty revenue deferred into future	7,937	9,887	20,054	20,552
Amortization of prior deferred revenue	(7,030)	(4,731)	(13,525)	(8,750)

Adjusted revenue	$70,592	$65,453	$154,877	$138,849

Operating Income

Reported	$10,039	$12,400	$25,582	$27,111
Adjustments
Impact of warranty revenue deferral	907	5,156	6,529	11,802
Professional fees deferred into future	(794)	(987)	(2,005)	(2,054)
Amortization of prior professional fees	703	473	1,353	875

Adjusted operating income	$10,855	$17,042	$31,459	$37,734